UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut	06877
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

The board of directors of Northern Tier Energy GP LLC (the “General Partner”), the general partner of Northern Tier Energy LP (the “Partnership”), approved a $29 million capital improvement project that will be completed in the second quarter of 2013 (subject to required permitting) that is expected to increase crude oil throughput capacity at the Partnership’s St. Paul Park, Minnesota refinery by approximately 10% and will improve distillate recovery by 2-3%. The Partnership expects to recoup the costs of the project by the end of the first quarter of 2014.

The information in this Current Report on Form 8-K is being “furnished” and is not deemed “filed” by the Partnership for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of the Section, nor is it deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The furnishing of information under this Item 7.01 in this Current Report on Form 8-K is not intended to, and does not, constitute a determination or admission by the Partnership that the information is material or complete or that investors should consider this information before making an investment decision with respect to any security of the Partnership.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the federal securities laws. Important factors that could cause results to differ from these forward-looking statements include, but are not limited to, those discussed in the “Risk Factors” section of the Partnership’s Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2012 and in the Partnership’s prospectus, filed on January 18, 2013 with the SEC, that forms a part of the Partnership’s registration statement on Form S-1 (File No. 333-185124).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: February 7, 2013	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Secretary and General Counsel